Exhibit 99.1
NEWS RELEASE

Albany International Announces CFO Transition

Rochester, New Hampshire, March 23, 2023 – Albany International Corp. (NYSE:AIN) announced today it has accepted the resignation of its Chief Financial Officer and Treasurer, Stephen Nolan, effective April 7, 2023. The Company further announced that its Board of Directors has appointed Robert D. Starr as Chief Financial Officer and Treasurer to succeed Mr. Nolan, effective April 10, 2023.
Mr. Nolan has informed the Company that he has accepted an opportunity at a private company.
Bill Higgins, Albany’s President and Chief Executive Officer, stated, “On behalf of our Board of Directors and everyone at Albany International, I want to thank Stephen for his significant contributions and financial leadership over the last four years. Stephen leaves the Company with a very strong balance sheet and financial fundamentals that can take advantage of market opportunities for continued growth and cash flow generation going forward. I am very happy for Stephen and the Albany team wishes him well in his next role.”
“It has been an honor to serve as CFO of Albany International and to work with high performing teams across the Company,” said Mr. Nolan. “Leaving was a very difficult decision, but as I move onto my next role, I am pleased the Company is in a strong financial position. I have tremendous confidence in the Company’s long-term strategy and its future growth opportunities.”
Mr. Starr joins the Company as a seasoned CFO with over 30 years of experience in operational and strategic finance, most recently serving as Chief Financial Officer for Fairbanks Morse Defense, a supplier of naval power and propulsion systems, and a portfolio company of Arcline Investment Management. Mr. Starr joined Fairbanks Morse in October 2021. From July 2013 to July 2021, he was the Executive Vice Present and Chief Financial Officer for Kaman Corporation, a publicly traded manufacturer serving the aerospace & defense, industrial and medical markets. Prior to that, Mr. Starr was Vice President and Treasurer of Kaman.
Mr. Starr (age 55) holds a Bachelor of Business in Accounting from the University of Michigan, and an MBA with honors from the University of Chicago.
“I am very pleased to welcome Rob Starr as our new CFO and Treasurer to succeed Stephen,” Higgins continued. “We are fortunate to have him join our team, given his experience as a CFO in the aerospace, defense and industrial markets. I am confident that his expertise in financial and strategic planning will have a significant impact on our efforts to achieve Albany’s long-term objectives.”

“I am happy to be joining Albany International at this exciting time and feel privileged to be joining such a respected company”, said Mr. Starr. “I am eager to begin contacting our investors, analysts and banking partners, and to start working with my new Albany colleagues and the Board Directors, as I introduce myself and establish a relationship with each of you. I look forward to working with Bill and the other members of his management team to execute the Company’s strategic plan to deliver greater value to our customers and shareholders."

Albany International Corp.
216 Airport Dr.
Rochester, NH 03867 USA
www.albint.com

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine
Clothing is the world’s leading producer of fabrics and process belts used in the manufacture of all grades of paper products. Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New
Hampshire, operates 23 plants in 11 countries, employs approximately 4,200 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

John Hobbs
603-330-5897
john.hobbs@albint.com